UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

August 4, 2015 (August 4, 2015)
Date of Report (Date of Earliest Event Reported)

UNI-PIXEL, INC.
(Exact Name of Small Business Issuer as Specified in Its Charter)

DELAWARE	75-2926437
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4699 Old Ironside Drive, Suite 300 Santa Clara, California 95054
(Address of Principal Executive Offices)

(281) 825-4500
(Issuer’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

The purpose of this Amendment No. 1 to Form 8-K is to include information about an increase approved by the Uni-Pixel, Inc. Compensation Committee to Jeff A. Hawthorne’s annual salary and to correct the information about the cash reduction to be taken by Mr. Hawthorne during the Stock Compensation Period.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 4, 2015, the Compensation Committee of Uni-Pixel, Inc. (the “Company”) increased, as of August 1, 2015, the annual salary of Jeff A. Hawthorne, the Company’s Chief Executive Officer, from $250,000 to $305,000.  Also on August 4, 2015, Mr. Hawthorne, Christine Russell, the Company’s Chief Financial Officer, and Jalil Shaikh, the Company’s Chief Operating Officer, each agreed, for the payroll period beginning on August 1, 2015 through the payroll period ending on December 31, 2015 (the “Stock Compensation Period”), to take a portion of his or her salary in shares of the Company’s common stock.  The common stock will be issued from the Company’s 2011 Stock Incentive Plan.  On an annual basis, the cash portion of Mr. Hawthorne’s salary was reduced from $305,000 to $230,000, the cash portion of Ms. Russell’s salary was reduced from $280,000 to $230,000 and the cash portion of Mr. Shaikh’s salary was reduced from $300,000 to $230,000.  The cash reduction during the Stock Compensation Period will total $31,250 for Mr. Hawthorne, $20,833 for Ms. Russell and $29,167 for Mr. Shaikh.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 10, 2015	By:	/s/ Christine Russell
Christine Russell, Chief Financial Officer